Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to and in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing, on behalf of each of them, of this Schedule 13D (Amendment No. 1) with respect to the Class B Common Stock, par value $0.01 per share, of Rush Enterprises, Inc., with the Securities and Exchange Commission, and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filing.

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Joint Filing Agreement as of October 20, 2022.

3MR Partners, L.P., a Texas limited partnership

By:	/s/ W. M “Rusty” Rush
Name:	W. M “Rusty” Rush
Title:	General Partner

/s/ W. M. “Rusty” Rush
W. M. “RUSTY” RUSH